Execution Version

NOTE CANCELLATION AGREEMENT

This NOTE CANCELLATION AGREEMENT (this “Agreement”) is made and entered into as of May 11, 2015, by and between Shanda Media Group Limited, a limited liability company incorporated under the laws of the British Virgin Islands (the “Lender”), and Mr. Xu Xudong （许旭东）, a citizen of the People’s Republic of China (the “Borrower”).  The Lender and the Borrower are hereinafter collectively referred to as the “parties” and each individually as a “party.”

Recitals

WHEREAS, a loan was made by the Lender to the Borrower in the amount of US$47,350,831.05 pursuant to that certain Promissory Note dated April 3, 2014 (the “Note”); and

WHEREAS, the parties entered into a Share Purchase Agreement dated May 11, 2015 (the “SPA”), pursuant to which the Borrower agreed to sell to the Lender and the Lender agreed to purchase from the Borrower, 1,938,360,784 ordinary shares (the “Sale Shares”) of Ku6 Media Co. Ltd. (the “Company”), a company incorporated under the laws of Cayman Islands (the “Transaction”).

WHEREAS, in exchange and as consideration for the Sale Shares, the Lender has agreed to forgive all indebtedness and obligations owing under the Note and to irrevocably cancel and terminate the Note.

Agreement

In consideration of the premises, mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the parties hereto hereby agree as follows:

1.
Cancellation of the Note.  Immediately upon the execution of this Agreement by the parties and the Closing of the Transaction under the SPA, the Note shall be deemed to be irrevocably cancelled and terminated and all indebtedness and obligations owing under the Note to be forgiven.  Immediately thereafter, the Lender shall mark the Note as cancelled and shall surrender the cancelled Note to the Borrower.  After giving effect to this Agreement, the Lender confirms that there are no obligations owing to the Lender by the Borrower.  The Lender hereby releases the Borrower, effective as of the date hereof, from any claim, cause of action or liability at any time arising prior to the date hereof out of or with respect to the Note and the transactions contemplated thereby.

2.
Amendment and Waiver.  This Agreement may be amended and any provision of this Agreement may be waived only if such amendment or waiver is set forth in writing and executed by each of the parties hereto.

3.
Binding Agreement; Assignment.  The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, whether or not any such person shall have become a party to this Agreement; provided, however, that no party may assign its rights or delegate its duties hereunder without the prior written consent of the other parties hereto. Any purported assignment in violation of this Section 3 shall be void and of no force or effect.

4.
Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

5.
Entire Agreement.  This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

6.
Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.  A facsimile, email or digitally signed copy of this Agreement, shall be deemed to be an original counterpart.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the law of Hong Kong, without regard to its conflicts of law rules.

8.
Dispute Resolutions. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other. The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.  There shall be one (1) arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LENDER: SHANDA MEDIA GROUP LIMITED

By:	/s/ Tianqiao Chen
Name:	Tianqiao Chen
Title:	Director

BORROWER: XU XUDONG

By:	/s/ Xu Xudong